UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   McGinnis, Daniel L.
   Tellabs Operations, Inc.
   48085 University Drive
   Ashburn, VA  20147
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   10/14/98
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Tellabs, Inc.
   TLAB
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VP & GM, Network Enhancing Technologies Solutions
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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Common Stock                               |574,368               |D               |                                               |
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Common Stock                               |26,874                |I               |By Trust                                       |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Employee Stock Options (|(1)      |8/16/02  |Common Stock           |124      |38.8889   |D            |                           |
Rights to Buy)          |         |         |                       |         |          |             |                           |
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Employee Stock Options (|(1)      |4/11/03  |Common Stock           |714      |25.6944   |D            |                           |
Rights to Buy)          |         |         |                       |         |          |             |                           |
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Employee Stock Options (|(1)      |10/30/03 |Common Stock           |3,435    |27.9514   |D            |                           |
Rights to Buy)          |         |         |                       |         |          |             |                           |
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Employee Stock Options (|(1)      |12/4/04  |Common Stock           |71,999   |40.0174   |D            |                           |
Rights to Buy)          |         |         |                       |         |          |             |                           |
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Employee Stock Options (|(1)      |12/19/04 |Common Stock           |683      |35.4167   |D            |                           |
Rights to Buy)          |         |         |                       |         |          |             |                           |
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Explanation of Responses:
(1) All options become exercisable in cumulative annual installments of 20% each on the 1st, 2nd, 3rd, 4th and 5th anniversaries of the grant date. SIGNATURE OF REPORTING PERSON
/s/  Daniel L. McGinnis